Exhibit 99.1

CONTACT: Nelson F. Isabel

Vice-President, Investor Relations

& Corporate Communications

(905) 286-3000

For Immediate Release:

BIOVAIL REPORTS FOURTH QUARTER,

YEAR-END 2009 FINANCIAL RESULTS

Total Revenues of $241 Million in Fourth Quarter, $820 Million in FY 2009;

Diluted GAAP EPS of $0.46 in Fourth Quarter; $1.11 in FY 2009;

EPS Excluding Specific Items of $0.56 in Fourth Quarter, $1.50 in FY 2009;

Cash EPS of $0.82 in Fourth Quarter; $2.29 in FY 2009;

Cash Flows from Operations of $128 Million in Fourth Quarter; $361 Million in FY 2009

TORONTO, Canada, February 25, 2010 — Biovail Corporation (NYSE/TSX: BVF) today announced financial results for the three-month and 12-month periods ending December 31, 2009. To the extent that this press release contains forward-looking statements, investors are cautioned that these are based on our current views, and actual outcomes are not certain. Please see the note on forward-looking information following the conference-call details below.

“I am pleased by our strong financial and operational performance in 2009 and by our significant progress with our specialty CNS strategy,” said Biovail Chief Executive Officer Bill Wells. “Since embarking on our strategy only 21 months ago, we’ve completed seven transactions designed to build both the near-term and longer-term growth prospects of the Company. The most recent transaction, licensing U.S. and Canadian rights to Staccato® loxapine, provides us with a late-stage, unique product that has been filed with the FDA, targets a significant unmet medical need, and could provide the basis for the deployment of an internal U.S. sales force — a key component of our long-term business strategy.

“While we’re well ahead of where we thought we would be at this time, we’re eager to maintain momentum, and well positioned to do so with significant available liquidity and strong operating cash flows. I remain confident in our long-term outlook, and in our ability to move Biovail to high growth.”

Total revenues for the three months ended December 31, 2009 were $ 241.1 million, compared with $181.5 million for the fourth quarter of 2008, an increase of 33%. Total revenues for the 12 months ended December 31, 2009 were $820.4 million, compared with $757.2 million for the full year of 2008, an increase of 8%. In accordance with United States Generally Accepted Accounting Principles (GAAP), Biovail reported net income of $73.0 million in the fourth quarter of 2009, compared with $120.4 million in the fourth quarter of 2008. For the 12 months ended December 31, 2009, net income was $176.5 million, compared with $199.9 million for the same period a year earlier. For the fourth quarter of 2009, Biovail reported GAAP diluted earnings per share (EPS) of $0.46, compared with $0.76 in the fourth quarter of 2008. For the full year of 2009, GAAP EPS was $1.11, compared with EPS of $1.25 for the full year of 2008.

Specific Items Affecting Fourth-Quarter Results

The following table displays specific items that affected results in the fourth quarter and full year of 2009 and 2008, respectively, and the impact of each individual item on diluted EPS.

	Three Months Ended December 31				Twelve Months Ended December 31
	2009		2008		2009		2008
[$ in 000s, except per share data; Income (Expense)]	Amount	EPS Impact	Amount	EPS Impact	Amount	EPS Impact	Amount	EPS Impact
Acquired in-process research and development(1)	$(20,814)	$(0.13)	$—	$—	$(59,354)	$(0.37)	$—	$—
Reduction in valuation allowance on deferred tax assets(2)	$26,000	$0.16	$90,000	$0.57	26,000	$0.16	90,000	$0.56
Gain on auction rate security settlement	$—	$—	$—	$—	22,000	$0.14	—	$—
Restructuring costs	$(3,937)	$(0.02)	$(10,855)	$(0.07)	(19,065)	$(0.12)	(70,202)	$(0.44)
Loss on sale and leaseback of assets(3)	$(10,968)	$(0.07)	$—	$—	(10,968)	$(0.07)	—	$—
Legal settlements, net of insurance recoveries	$(5,950)	$(0.04)	$(5,917)	$(0.04)	(6,191)	$(0.04)	(32,565)	$(0.20)
Acquisition-related costs	$—	$—	$—	$—	(5,596)	$(0.04)	—	$—
Impairment losses on debt and equity securities	$(501)	$(0.00)	$(4,541)	$(0.03)	(5,210)	$(0.03)	(9,869)	$(0.06)
SEC/OSC independent consultant costs(3)	$(83)	$(0.00)	$—	$—	(2,887)	$(0.02)	—	$—
Proxy contest costs(3)	$—	$—	$(50)	$(0.00)	(1,028)	$(0.01)	(6,192)	$(0.04)
Gain on disposal of investments	$—	$—	$(1,083)	$(0.01)	804	$0.01	6,534	$0.04
Write-down of deferred financing costs(4)	$—	$—	$—	$—	(537)	$—	—	$—
Management succession costs(3)	$—	$—	$(1,362)	$(0.01)	—	$—	(7,414)	$(0.05)
Equity loss	$—	$—	$—	$—	—	$—	(1,195)	$(0.01)
Total	$(16,253)	$(0.10)	$66,192	$0.42	$(62,032)	$(0.39)	$(30,903)	$(0.19)

(1) Included in research and development expenses.

(2) Included in provision for (recovery of) income taxes.

(3) Included in selling, general and administrative expenses.

(4) Included in interest expense.

GAAP net income and EPS figures for the fourth quarter of 2009 include charges of $20.8 million for acquired in-process research and development related to the transactions with Santhera Pharmaceuticals (Switzerland) Ltd., MedGenesis Therapeutix Inc. and Amgen Inc., and an $8.0-million impairment charge related to RUS-350; an $11.0-million loss on the sale-and-leaseback of the Company’s corporate headquarters in Mississauga, Ontario; $3.9 million in restructuring costs, primarily related to Biovail’s ongoing closure of its Puerto Rico manufacturing operations; and a $0.5-million loss on impairment of the Company’s investment in auction-rate securities. In addition, Biovail accrued $6.0 million in the fourth quarter of 2009 in connection with a recent legal settlement. These charges were partially offset by a $26.0-million deferred income tax benefit as the result of an adjustment to the valuation allowance recorded against the Company’s loss carry-forwards in the U.S.

In aggregate, these items reduced net income and EPS in the fourth quarter of 2009 by $16.3 million and $0.10, respectively.

GAAP net income and EPS figures for the fourth quarter of 2008 were positively impacted by $66.2 million and $0.42, respectively, primarily related to a deferred income-tax benefit.

Balance Sheet, Cash Flow

At the end of 2009, Biovail had cash balances of $114.5 million. The Company had $350 million in Convertible Notes outstanding, other long-term obligations of $27.8 million representing the balance of the purchase price arising from the acquisition of the worldwide development and commercialization rights to tetrabenazine in June 2009, and no outstanding borrowings under its committed $410-million revolving credit facility, which represents a reduction of $55 million relative to the end of the third quarter of 2009.

Cash flows from operations were $127.6 million in the fourth quarter of 2009 and $360.9 million in the full year of 2009, compared with $107.0 million and $204.3 million in the corresponding periods of 2008. Cash flows from operations before changes in operating assets and liabilities were $131.0 million in the fourth quarter of 2009 and $362.4 million in the full year of 2009, compared with $73.8 million and $160.8 million in the prior-year periods. Excluding the payment of $30.8 million in settlements related to legacy litigation and regulatory matters, cash flows from operations before changes in operating assets and liabilities were $393.2 million in 2009, compared with $298.9 million in 2008, as similarly adjusted.

Net capital expenditures were $4.7 million in the fourth quarter of 2009 and $7.4 million in the full year of 2009, compared with $0.7 million and $22.0 million in the corresponding periods in 2008, respectively. Capital expenditures are expected to remain at these levels going forward, as a result of the planned or completed closures of the Company’s facilities in Puerto Rico and Ireland, and the availability of capacity in its Steinbach, Manitoba manufacturing facility. In 2010, Biovail anticipates capital expenditures to be approximately $10 million.

Reduction of Deferred Tax Valuation Allowance

In the fourth quarter of 2009, Biovail recognized a deferred income tax benefit of $26.0 million as a result of a change in the Company’s assessment of the realizability of its deferred tax assets related to approximately $65 million of net operating loss (NOL) carry-forwards in the U.S. As a result of the taxable position of the Company’s U.S. operations for the last three years, and in consideration of the expectation that it is more likely than not that the Company will utilize these NOL carry-forwards, the Company eliminated the remaining valuation allowance against the deferred tax asset in respect of the U.S. NOLs. Similarly, in the fourth quarter of 2008, Biovail recognized a deferred income tax asset of $90.0 million. Biovail does not anticipate any significant changes to its cash tax rate in 2010.

Sale of Non-Core Assets

In November 2009, Biovail completed the sale-and-leaseback of its corporate headquarters in Mississauga, Ontario, for net cash proceeds of $17.8 million, recognizing a loss on disposal of $11.0 million in the fourth quarter of 2009. Biovail will continue to occupy the facility under a 20-year operating lease at market rental rates.

In January 2010, Biovail completed the sale of its Dorado, Puerto Rico manufacturing facility for net cash proceeds of $8.5 million. The Company will continue to occupy the facility until March 31, 2010, during which time any remaining manufacturing and packaging processes will be transferred to Biovail’s Steinbach facility. The Carolina, Puerto Rico facility is expected to remain open indefinitely, in order to meet higher anticipated demand for generic Tiazac® and generic Cardizem® CD products, due to manufacturing issues involving competitors’ products.

Biovail is now targeting in excess of $70 million (previously $80 million to $90 million) in total proceeds from the divestiture and monetization of non-core assets. To date, the Company has realized $63.1 million of this goal.

Fourth-Quarter and 2009 Financial Performance

Product revenues for the fourth quarter of 2009 were $231.6 million, compared with $171.4 million in the fourth quarter of 2008, an increase of 35% that primarily reflects higher revenues from Wellbutrin XL® and the inclusion of revenues from tetrabenazine products and Aplenzin™.

Partially offsetting factors include lower revenues from Ultram® ER and Cardizem® LA. Product revenues for full-year 2009 were $789.0 million, compared with $714.5 million for 2008, an increase of 10%.

Product revenues for Wellbutrin XL® were $57.4 million in the fourth quarter of 2009, compared with $14.9 million in the fourth quarter of 2008. In the full year of 2009, revenues were $173.3 million, compared with $120.7 million. These increases reflect the acquisition of the full U.S. commercialization rights to the product in May 2009, which added incremental revenues of approximately $109 million in 2009, partially offset by declining volumes due to the introduction of generic competition to the 150mg dosage strength in May 2008 and to the 300mg dosage strength in December 2006. The supply of Wellbutrin XL® tablets to GlaxoSmithKline (GSK) for distribution in Europe and other markets generated revenues of $3.5 million in the fourth quarter of 2009, and $11.1 million in the full year of 2009.

Biovail’s global tetrabenazine franchise generated fourth-quarter 2009 revenues of $18.5 million. Launched in the U.S. in November 2008 by Ovation Pharmaceuticals, Inc. (now Lundbeck Inc.), Xenazine® generated revenues of $15.4 million in the fourth quarter of 2009, compared with $3.3 million in the prior-year period. Following the acquisition of the worldwide development and commercialization rights to tetrabenazine in June 2009, Biovail recorded $1.6 million in revenues in the fourth quarter of 2009 from sales of the product in Europe and around the world. In Canada, Nitoman® generated fourth-quarter 2009 revenues of $1.5 million, which is included in Biovail Pharmaceutical Canada’s revenues. In the full year of 2009, Biovail’s global tetrabenazine franchise generated revenues of $53.5 million, compared with $4.2 million in 2008.

Aplenzin™, which was launched in April 2009, generated fourth-quarter 2009 revenues of $3.0 million. For the full year of 2009, Aplenzin™ revenues were $11.2 million.

Ultram® ER generated revenues of $4.7 million in the fourth quarter of 2009 and $54.0 million in the full year of 2009, compared with $17.8 million and $81.9 million in the corresponding periods in 2008, respectively. The year-over-year decreases reflect the May 2009 introduction of a competing once-daily branded tramadol formulation; the November 2009 introduction of generic competition to the 100mg and 200mg dosage strengths of the product and a reduction in inventory levels in 2009 due to the anticipated loss of market exclusivity. These factors were partially offset by incremental revenues from the supply of an authorized generic formulation and the positive effect of a price increase implemented in 2009. The launch of a generic formulation of Ultram® ER resulted in a

50% reduction in Biovail’s contractual supply price for the 100mg and 200mg dosage-strength products. Generic competition to the 300mg dosage strength is anticipated in 2010.

Revenues for Biovail’s Zovirax® franchise were $46.3 million in the fourth quarter of 2009 and $146.3 million in the full year of 2009, compared with $43.2 million and $150.6 million in the prior-year periods, respectively. Revenues in 2009 were negatively impacted by a 4% year-over-year decrease in prescription volumes and a reduction in wholesaler inventory levels, which were only partially offset by price management.

Fourth-quarter 2009 revenues for Biovail Pharmaceuticals Canada (BPC) were $25.7 million, compared with $17.7 million in the prior-year period, an increase of 45% that reflects the strong performance of Tiazac® XC and Wellbutrin® XL, as well as the positive impact of fluctuations in foreign currency exchange rates. At constant exchange rates, BPC revenues were up 27% in the fourth quarter of 2009, compared with the prior-year period. In the full year of 2009, BPC revenues were $79.9 million, compared with $70.6 million in the full year of 2008, an increase of 13% (20% at constant exchange rates) that reflects year-over-year increases in total prescription volume of 28% and 19% for Wellbutrin® XL and Tiazac® XC, respectively, and the inclusion of Nitoman® revenues as of December 1, 2008. Nitoman® generated revenues of $1.5 million and $5.0 million in the fourth quarter and full year of 2009, respectively. In January 2010, a Canadian Court ruled in favour of Apotex Inc. pursuant to Canadian Patented Medicines Notice of Compliance Regulations relating to Glumetza® 500mg product, which could result in the near-term introduction of generic competition. Glumetza® generated revenues of $6.6 million in 2009 (included in BPC revenues).

In the U.S., Cardizem® LA generated revenues of $11.2 million in the fourth quarter of 2009, compared with $14.1 million for the corresponding period in 2008. In the full year of 2009, Cardizem® LA generated revenues of $42.0 million, compared with $48.0 million in the full year of 2008. The decreases in 2009 reflect lower prescription volumes and a reduction in inventory levels in the distribution channels in 2009 in anticipation of the introduction of a generic version of the product. Pursuant to an agreement with Watson Pharmaceuticals, Inc., a generic formulation of Cardizem® LA can be launched upon Watson’s receipt of approval from the U.S. Food and Drug Administration (FDA). The amortization of deferred revenues associated with the May 2005 Kos Pharmaceuticals, Inc. (now Abbott Laboratories) transaction positively impacted Cardizem® LA revenues by $3.8 million and $15.1 million in the fourth quarter and full year, respectively, of both 2008 and 2009.

Biovail’s Legacy products generated revenues of $42.7 million for the fourth quarter of 2009, compared with $38.7 million in the fourth quarter of 2008, an increase of 10%. In the full year of 2009, Legacy products generated revenues of $165.7 million, compared with $154.2 million in the full year of 2008, an increase of 7% that reflects a 166% increase in prescription volume for generic Tiazac® (distributed by a subsidiary of Forest Laboratories, Inc.) as a result of the supply chain interruptions of two competing manufacturers. In addition, declining prescription volumes for other Legacy products were largely offset by price increases implemented over the last 12 months.

Product revenue for Biovail’s portfolio of generic products (distributed by a subsidiary of Teva Pharmaceutical Industries Ltd.) was $23.3 million in the fourth quarter of 2009, compared with $21.4 million in the fourth quarter of 2008. This 9% increase reflects the fourth-quarter 2009 recognition of $4.4 million in product that was shipped in the third quarter of 2009 but delayed due to customs clearance issues, and higher prescription volumes for generic formulations of Cardizem® CD and Procardia XL, partially offset by lower pricing and lower prescription volumes for other products. In the full year of 2009, revenues were $67.0 million, compared with $83.2 million in 2008, a 19% decrease that reflects the impact of lower pricing, lower prescription volumes for most products and the 2008 recognition of a $4.5-million adjustment made in Biovail’s favour by Teva to reduce its chargeback provision related to past sales of these generic products. These factors were partially offset by higher sales of generic Cardizem® CD due to competitors’ manufacturing issues.

Performance Summary

The following table summarizes Biovail’s product revenue performance by category in the fourth quarter and full year of each of 2008 and 2009:

($000s)	Q4/09 Revenues	Q4/08 Revenues	Change (%)	2009 Revenues	2008 Revenues	Change (%)
Wellbutrin XL®(1)	57,427	14,882	286	173,288	120,745	44
Xenazine®(1)	17,010	3,270	420	48,433	3,736	N/M
Aplenzin™	2,999	—	N/A	11,150	—	N/A
Zovirax®	46,254	43,191	7	146,267	150,613	(3)
Ultram® ER	4,667	17,768	(74)	53,986	81,875	(34)
Biovail Pharmaceuticals Canada	25,705	17,681	45	79,936	70,580	13
Cardizem® LA	11,212	14,119	(21)	42,002	48,002	(12)
Legacy Products	42,734	38,729	10	165,679	154,206	7
Generics	23,253	21,410	9	67,035	83,246	(19)
Glumetza® (U.S.)	365	388	(6)	1,250	1,545	(19)
Total Product Revenues	231,626	171, 438	35	789,026	714,548	10

(1) Includes revenues from sales outside North America

N/A — Not Applicable; N/M — Not Meaningful

Research-and-development (R&D) revenue in the fourth quarter of 2009 was $3.8 million, compared with $5.8 million in the fourth quarter of 2008. In the full year of 2009, R&D revenues were $14.1 million, compared with $24.4 million for the full year of 2008, a 42% decrease that reflects a lower level of clinical research and laboratory testing services provided to external customers by Biovail’s Contract Research Division (CRD), together with the negative impact of the weakening of the Canadian dollar relative to the U.S. dollar.

Royalty and other revenue increased 34% to $5.6 million in the fourth quarter of 2009, but decreased 6% to $17.3 million in the full year of 2009. The full-year performance reflects lower royalties associated with Tricor (fenofibrate tablets).

Cost of goods sold excluding amortization of intangible assets for the fourth quarter of 2009 was $58.7 million, compared with $52.1 million in the fourth quarter of 2008. In the full year of 2009, cost of goods sold was $204.3 million, compared with $197.2 million in the prior-year period. These figures reflect product mix (including the addition of Aplenzin™, a meaningful contribution from Xenazine® and lower volumes of Ultram® ER in the 2009 periods), the higher cost basis related to the Wellbutrin XL® inventory reacquired from GSK and subsequently sold to wholesalers, the impact of lower labour and overhead costs at the Company’s Puerto Rico manufacturing facilities and the positive impact on labour and overhead costs in its Steinbach, Manitoba facility as a result of the weakening of the Canadian dollar relative to the U.S. dollar.

Since October 2002, Biovail has been entitled to purchase a pre-determined quantity of Zovirax® inventory from GSK at reduced prices under a price allowance. The Company expects that any remaining inventory acquired at the reduced supply prices will be sold in the first quarter of 2010, after which time the cost of inventory purchased from GSK at full price will have a material impact on the gross-margin contribution from Zovirax® product sales, and will more than offset the benefit of closing the Company’s Puerto Rico manufacturing facility.

R&D expenditures were $38.4 million for the fourth quarter of 2009 and $120.8 million for the full year of 2009, compared with $16.1 million and $92.8 million for the corresponding periods in 2008, respectively. The year-over-year increase in the full year of 2009 reflects $12.0 million (including $4.0 million in the fourth quarter) in payments to Santhera pursuant to the collaboration and license agreement for fipamezole; an upfront payment of $30.3 million made to ACADIA Pharmaceuticals, Inc. in May under the collaboration and license agreement for pimavanserin; upfront payments of $6.0 million made to MedGenesis in connection with the collaboration agreement for GDNF (glial cell line derived neurotrophic factor) in Parkinson’s disease and potentially other indications, and incremental costs associated with the Phase 3 program for BVF-324 (tramadol hydrochloride for the treatment of premature ejaculation). R&D expenses in the fourth quarter of 2009 were also impacted by the write-off of the $8.0-million intangible asset associated with RUS-350 (isomer of tetrabenazine) following Biovail’s decision to terminate its development, based on the determination that the product was unlikely to provide meaningful benefits to patients beyond that provided by tetrabenazine. These factors were partially offset by reduced overhead costs as a result of the closure of Biovail’s Mississauga and Ireland R&D facilities and the streamlining of the Company’s Chantilly, Virginia R&D operations, as well as lower costs at its CRD.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2009 were $41.1 million, compared with $44.0 million in the fourth quarter of 2008. SG&A expenses for the full year of 2009 were $178.6 million, compared with $188.9 million in 2008. Included in SG&A expenses in the fourth quarter of 2009 are an $11.0-million loss on the sale-and-leaseback of Biovail’s corporate headquarters, and a $10.2-million ($6.9 million in the full year of 2009) net reversal of a potential voluntary compliance undertaking (VCU) liability, as a result of the closure of a review into the introductory pricing of Glumetza® in Canada, which determined that Biovail’s prices for the 500mg and 1000mg dosage strengths were appropriate. Also included in SG&A expenses in the fourth quarter of 2009 were $2.0 million ($8.9 million in the prior-year period) in costs related to indemnity obligations to certain former officers. For the full year of 2009 and 2008, indemnity costs were $19.6 million and $16.4 million, respectively. Adjusting for these and other specific items as previously identified, Biovail’s SG&A expenses in the full year of 2009 were down 1% to $148.5 million, compared with $150.5 million in the full year of 2008.

Amortization expense in the fourth quarter of 2009 was $34.3 million, compared with $15.6 million in the fourth quarter of 2008. In the full year of 2009, amortization expense was $104.7 million, compared with $51.4 million in the full year of 2008. The increases reflect the inclusion of amortization expense associated with the acquisition of Prestwick Pharmaceuticals, Inc. in September 2008 and the acquisitions of U.S. commercialization rights to Wellbutrin XL® in May 2009 and the worldwide development and commercialization rights to tetrabenazine in June 2009.

Biovail recorded interest expense of $10.0 million in the fourth quarter and $25.4 million in the full year of 2009, which includes interest on $350 million in Convertible Notes (issued June 2009) and on borrowings against the Company’s revolving credit facility. The figures include non-cash interest expense of $4.0 million and $9.6 million in the fourth quarter and full year of 2009, respectively, which includes the amortization of debt discounts on the Convertible Notes and the obligation to Cambridge Laboratories (Ireland) Ltd. (related to the acquisition of worldwide development and commercialization rights to tetrabenazine in June 2009) and the amortization of deferred financing costs associated with the Convertible Notes and Biovail’s new and former revolving credit facilities.

Cash EPS

As previously disclosed, beginning in the fourth quarter of 2008, Biovail now reports Cash EPS, which it calculates as cash flows from operating activities excluding changes in operating assets and liabilities divided by the weighted-average number of shares outstanding. Cash EPS excludes changes in operating assets and liabilities because they are subject to timing variability that could result in fluctuations not reflective of operating results.

In the fourth quarter of 2009, Cash EPS was $0.82 compared with $0.47 in the fourth quarter of 2008. For the full year of 2009, Cash EPS was $2.29 in 2009, compared with $1.01 in 2008. Excluding specific items, consisting of the payment of $30.8 million related to a legal settlements, $8.8 million in restructuring charges (excluding accelerated depreciation), $1.0 million in proxy contest costs and $2.9 million related to independent consultant costs, Cash EPS was $2.56 in the full year of 2009. For more information concerning Cash EPS, please refer below to “Use of non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Cash EPS has been provided as Biovail believes such measures provide investors with additional information to assist in understanding critical components of Biovail’s financial results and they are useful measures for investors and management that facilitate, on an aggregate and on a per-share basis, respectively, operating comparisons between periods. Such measures do not have any standardized meanings prescribed by GAAP, and are therefore unlikely to be comparable to similar measures presented by other companies. Cash EPS is not a measure of performance under GAAP, and should not be considered in isolation of or as a substitute for net income or earnings per share prepared in accordance with GAAP. Biovail has provided a reconciliation of Cash EPS to GAAP net income and to GAAP EPS in the table below.

Table 1. Reconciliation of U.S. GAAP Net Income and EPS to Cash EPS

Amounts expressed in thousands of dollars, except per share data

	Three Months Ended		Twelve Months Ended
	December 30, 2009	December 30, 2008	December 30, 2009	December 30, 2008
GAAP Net Income	73,000	120,380	176,455	199,904
GAAP Diluted EPS	$0.46	$0.76	$1.11	$1.25
Non-cash items:
Depreciation and amortization	46,813	27,706	149,260	102,905
Amortization of deferred revenue	(5,300)	(4,770)	(21,201)	(18,246)
Amortization of discounts on long-term obligations	2,740	—	5,986	—
Amortization, write-down of deferred financing costs	1,294	130	3,620	520
Deferred income taxes	(28,000)	(90,000)	(16,000)	(90,000)
Acquired in-process R&D	20,814	—	59,354	—
Impairment charges	1,577	12,001	13,969	69,056
Stock-based compensation	1,396	1,166	5,613	7,906
Loss on sale and leaseback of assets	10,968	—	10,968	—
Loss (gain) on sale of investments	—	1,083	(804)	(6,534)
Payment of accrued legal settlements (net)	—	—	(30,806)	(93,048)
Addition to accrued legal settlements	5,950	5,917	6,191	32,565
Accrued contract costs	—	—	—	(45,065)
Equity loss	—	—	—	1,195
Other	(257)	235	(177)	(389)
Total Adjustments	57,995	(46,532)	185,973	(39,135)

Diluted EPS Impact of Total Adjustments	$0.37	$(0.29)	$1.17	$(0.25)

Cash EPS*	$0.82	$0.47	$2.29	$1.01

*EPS figures may not add due to rounding.

Outlook

Biovail expects modest growth in revenues in 2010, due primarily to increased contributions from Wellbutrin XL®, the Company’s tetrabenazine franchise, diltiazem products and Biovail Pharmaceuticals Canada.

Gross margins will be negatively impacted by the higher supply price for Zovirax®, growing sales of Xenazine® and increased volumes for Biovail’s generic diltiazem products. These will be partially offset by efficiency gains from the Company’s restructuring initiatives.

R&D expenses in 2010, excluding upfront payments and the costs of new business-development activities, are expected to be approximately $130 million, including the expenses of Biovail’s Contract Research Division. Included in this amount, is a portion of the expenses associated with the new Phase 3 trials for pimavanserin in (1) Parkinson’s disease pyschosis, which is expected to begin in the second quarter of 2010 and to cost a total of $10 million to $15 million, and (2) in schizophrenia, as adjunct therapy, which is expected to begin mid-2010 and to cost a total of $30 million to $40 million.

In addition, pre-launch costs for Staccato® Loxapine, including the costs associated with establishing a U.S. sales force, are expected to increase SG&A expenses, beginning as early as the second quarter of 2010. These costs are expected to be in the range of $10 million to $20 million in 2010, and between $40 million and $70 million in 2011, depending on the breadth of the label approved by the FDA.

Biovail will also incur a full-year’s worth of (1) interest expense (both cash and non-cash), and (2) amortization of intangible assets associated with the acquisitions of Wellbutrin XL® in May 2009 and the worldwide development and commercialization rights to tetrabenazine in June 2009.

Expenses associated with legacy issues and upfront payments and costs related to business-development activities are unpredictable, as is the possible positive impact from accretive acquisitions.

Overall, based on the Company’s current portfolio, 2010 GAAP and cash EPS are expected to be below 2009 levels, primarily due to the significant investments being made in support of Biovail’s future growth.

Conference Call

Biovail management will host a conference call and Webcast on Thursday, February 25, 2010, at 8:30 a.m. EST for Company executives to discuss 2009 fourth-quarter and full-year 2009 financial results. Following the discussion, Biovail executives will address inquiries from research analysts.

A live Webcast of this call will be available through the Investor Relations section of Biovail’s Web site at www.biovail.com. To access the call live, please dial 416-695-6617 (Toronto and International callers) and 1-800-355-4959 (U.S. and Canada). Listeners are encouraged to dial in 10 minutes before the call begins to avoid delays.

A replay of the conference call will be available until 7 p.m. EST on Thursday, March 4, 2010, by dialing 416-695-5800 (Toronto and International callers) and 1-800-408-3053 (U.S. and Canada), using access code 2058403#.

Caution Regarding Forward-Looking Information and “Safe Harbor” Statement

To the extent any statements made in this release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information within the meaning defined under applicable Canadian securities legislation (collectively, ‘‘forward-looking statements’’).

These forward-looking statements relate to, among other things, our objectives, goals, strategies, beliefs, intentions, plans, estimates and outlook, including, without limitation: our intent to deploy a U.S. sales force to support our specialty CNS strategy, including our intent to deploy a sales force to commercialize AZ-004 (Staccato® loxapine) in the U.S.and the anticipated costs of deploying such a sales force; the competitive landscape in the markets in which we compete, including, but not limited to, the prescription trends, pricing and the formulary or Medicare/Medicaid utilization and positioning for our products, the opportunities present in the market for therapies for specialty CNS disorders, the anticipated level of demand for our products and the availability or introduction of generic formulations of our products; our intent, timing and ability to complete the planned disposals of certain non-core assets, including, but not limited to, our Carolina, Puerto Rico manufacturing facility and operations and the anticipated cost, impact and proceeds of such disposition; our intent and related success or failure regarding the defense of our intellectual property against infringement; the costs, timing, results, and progress of research and development and regulatory approval efforts; the sufficiency of cash resources, including those under the accordion feature of our credit facility, to support future spending and business development requirements; the expected future taxable income in determining any required deferred tax asset valuation allowance; additional expected charges and anticipated annual savings related to ongoing or planned efficiency initiatives; our expected earnings per share; our expected revenue growth and our expected capital expenditures.

Forward-looking statements can generally be identified by the use of words such as ‘‘believe’’, ‘‘anticipate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘will’’, ‘‘may’’, ‘‘target’’, ‘‘potential’’ and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although we have indicated above certain of these statements set out herein, all of the statements in this release that contain forward-looking statements are qualified by these cautionary statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements.  Important factors that could cause actual results to differ materially from these expectations include, among other things: the successful execution of our specialty CNS strategy, including our ability to successfully identify, evaluate, acquire, obtain regulatory approval for, develop, manufacture and commercialize pipeline products; the success of preclinical and clinical trials for our drug development pipeline or delays in clinical trials which adversely impact the timely commercialization of our pipeline products; the results of continuing safety and efficacy studies by industry and government agencies; the uncertainties associated with the development, acquisition and launch of new products, including, but not limited to, the acceptance and demand for new pharmaceutical products, and the impact of competitive products and pricing; our reliance on key strategic alliances, our ability to secure and maintain third-party research, development, manufacturing, marketing or distribution arrangements and securing other development partners for, and to share development costs associated with, certain product development programs; the availability of capital and our ability to generate operating cash flows to support our growth strategy; the continuation of the recent market turmoil, which could result in fluctuations in currency exchange rates and interest rates; our eligibility for benefits under tax treaties and the continued

availability of low effective tax rates for the business profits of our principal operating subsidiary; the difficulty of predicting the expense, timing and outcome within our legal and regulatory environment, including, but not limited to, U.S. Food and Drug Administration, Canadian Therapeutic Products Directorate and European regulatory approvals, legal and regulatory proceedings and settlements thereof, the protection afforded by our patents and other intellectual and proprietary property, successful challenges to our generic products, and infringement or alleged infringement of the intellectual property rights of others; our ability to establish or acquire a U.S. sales force to support our specialty CNS strategy; our ability to attract and retain key personnel; the reduction in the level of reimbursement for, or acceptance of, pharmaceutical products by governmental authorities, health maintenance organizations or other third-party payors; our ability to satisfy the financial and non-financial covenants of our credit facility and note indenture; our ability to repay or refinance the principal amount under our note indenture at maturity; the disruption of delivery of our products and the routine flow of manufactured goods across the U.S. border; and other risks detailed from time to time in our filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, as well as our ability to anticipate and manage the risks associated with the foregoing.

Additional information about these factors and about the material factors or assumptions underlying such forward looking statements may be found in the body of this release, as well as under the heading ‘‘Risk Factors’’ in Biovail’s most recent Annual Report on Form 20-F or 10-K (to be filed on or before March 1, 2010). We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to our Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. We undertake no obligation to update or revise any forward-looking statement, except as may be required by law.

About Biovail Corporation

Biovail Corporation is a specialty pharmaceutical company engaged in the formulation, clinical testing, registration, manufacture, and commercialization of pharmaceutical products. The Company is focused on the development and commercialization of medicines that address unmet medical needs in niche specialty central nervous system (CNS) markets. For more information about Biovail, visit the Company’s Web site at www.biovail.com.

For further information, please contact Nelson F. Isabel at 905-286-3000 or send inquiries to ir@biovail.com.

Source: Biovail Corporation

BIOVAIL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(All dollar amounts are expressed in thousands of U.S. dollars, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
REVENUE
Product sales	$231,626	$171,438	$789,026	$714,548
Research and development	3,786	5,834	14,148	24,356
Royalty and other	5,641	4,224	17,256	18,274
	241,053	181,496	820,430	757,178
EXPENSES
Cost of goods sold (exclusive of amortization of intangible assets shown separately below)	58,743	52,087	204,309	197,167
Research and development	38,362	16,085	120,784	92,844
Selling, general and administrative	41,085	44,031	178,601	188,922
Amortization of intangible assets	34,328	15,642	104,730	51,369
Restructuring costs	3,937	10,855	19,065	70,202
Legal settlements, net of insurance recoveries	5,950	5,917	6,191	32,565
Acquisition-related costs	—	—	5,596	—
	182,405	144,617	639,276	633,069
Operating income	58,648	36,879	181,154	124,109
Interest income	295	737	1,118	9,400
Interest expense	(10,031)	(294)	(25,418)	(1,018)
Foreign exchange gain (loss)	(411)	82	507	(1,057)
Gain on auction rate security settlement	—	—	22,000	—
Gain (loss) on disposal of investments	—	(1,083)	804	6,534
Impairment loss on debt securities	(501)	(4,463)	(5,210)	(8,613)
Impairment loss on equity securities	—	(78)	—	(1,256)
Equity loss	—	—	—	(1,195)
Income before recovery of income taxes	48,000	31,780	174,955	126,904
Recovery of income taxes	(25,000)	(88,600)	(1,500)	(73,000)
Net income	$73,000	$120,380	$176,455	$199,904

Basic and diluted earnings per share	$0.46	$0.76	$1.11	$1.25

Weighted-average number of common shares outstanding (000s)
Basic	158,271	158,495	158,236	159,730
Diluted	158,785	158,495	158,510	159,730

Cash dividends declared per share	$0.090	$0.375	$0.645	$1.500

BIOVAIL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(All dollar amounts are expressed in thousands of U.S. dollars)

(Unaudited)

	At	At
	December 31	December 31
	2009	2008
ASSETS
Cash and cash equivalents	$114,463	$317,547
Other current assets	236,177	172,817
	350,640	490,364
Marketable securities	11,516	21,916
Property, plant and equipment, net	103,848	148,269
Intangible assets, net	1,335,222	720,372
Goodwill	100,294	100,294
Deferred tax assets, net of valuation allowance	132,800	116,800
Other long-term assets, net	32,724	25,550
	$2,067,044	$1,623,565

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$256,906	$267,166
Long-term liabilities	455,766	154,800
Shareholders’ equity	1,354,372	1,201,599
	$2,067,044	$1,623,565

BIOVAIL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All dollar amounts are expressed in thousands of U.S. dollars)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$73,000	$120,380	$176,455	$199,904
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,813	27,706	149,260	102,905
Amortization of deferred revenue	(5,300)	(4,770)	(21,201)	(18,246)
Amortization of discounts on long-term obligations	2,740	—	5,986	—
Amortization and write-down of deferred financing costs	1,294	130	3,620	520
Deferred income taxes	(28,000)	(90,000)	(16,000)	(90,000)
Acquired in-process research and development	20,814	—	59,354	—
Impairment charges	1,577	12,001	13,969	69,056
Stock-based compensation	1,396	1,166	5,613	7,906
Loss on sale and leaseback of assets	10,968	—	10,968	—
Loss (gain) on sale of investments	—	1,083	(804)	(6,534)
Payment of accrued legal settlements, net of insurance recoveries	—	—	(30,806)	(93,048)
Additions to accrued legal settlements	5,950	5,917	6,191	32,565
Accrued contract costs	—	—	—	(45,065)
Equity loss	—	—	—	1,195
Other	(257)	235	(177)	(389)
Changes in operating assets and liabilities	(3,348)	33,115	(1,531)	43,556
Net cash provided by operating activities	127,647	106,963	360,897	204,325
Net cash provided by (used in) investing activities	5,537	(2,532)	(742,772)	(107,831)
Net cash provided by (used in) financing activities	(68,428)	(4,304)	177,047	(210,311)
Effect of exchange rate changes on cash and cash equivalents	301	(1,585)	1,744	(2,277)
Net increase (decrease) in cash and cash equivalents	65,057	98,542	(203,084)	(116,094)
Cash and cash equivalents, beginning of period	49,406	219,005	317,547	433,641
Cash and cash equivalents, end of period	$114,463	$317,547	$114,463	$317,547